Earnings Release Supplement For the Quarter Ended March 31, 2013 April 24, 2013

Safe Harbor (1) The Reform Act defines the term "forward-looking statements" to include: statements of management plans and objectives, statements regarding the future economic performance, and projections of revenues and other financial data, among others. The Reform Act precludes liability for oral or written forward-looking statements if the statement is identified as such and accompanied by "meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those made in the forward-looking statements." In the course of our presentation, we may discuss matters that are deemed to be forward-looking statements, which are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995 (the “Reform Act”)(1). Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. Actual results may differ materially and adversely from projected results. We assume no obligation to update any forward-looking statements (including any projections) to reflect any changes or events occurring after the date hereof. Additional information about risks of achieving results suggested by any forward-looking statements may be found in Sterling’s 10-K, 10-Q and other SEC filings, included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” 2

($000s) 02/28/13 Cash and cash equivalents $15,626 Investments and MBS 1,030 Loans receivable, net 97,262 Core deposit intangible 453 Other assets 27,197 Total assets acquired $141,568 Deposits $118,221 Other liabilities 7,054 Total liabilities assumed 125,275 Net assets acquired $16,293 Cash Paid $6,500 Note assumed and paid 2,249 Total consideration $8,749 Bargain purchase gain $7,544 Acquisition of Borrego Springs Bank, N.A. 3  Completed February 28, 2013  SBA franchise with opportunity to expand  Superior SBA 1502 reporting and collection performance 2 branches, 6 loan offices Retail Branch: LPO: Balance Sheet at Closing  $14.3 million nonperforming assets acquired  $9.8 million of which had guarantees under government programs

Income From Mortgage Banking Operations

(Dollars in Millions)	Three Months Ended 3/31/2013	12/31/2012	Difference
Mortgage Banking Operations	$11.1	$27.6	($16.5)
Loan Servicing Fees	2.7	0.6	2.1
Total MBO & Loan Servicing	$13.8	$28.2	($14.4)

Loan Sale Execution Variance to Fair Value:	
Amount in Warehouse at 12/31/12	$689.7
Difference in Margin	*-0.86%*
Difference	($5.9)

Reduced Valution/Margin on New Q1 '13 Activity:	
Total Mortgage Activity Q1 '13	$650.4
Difference in Margin	*-1.05%*
Difference	($6.8)

Reduction in Activity:	
Total Mortgage Activity Q1 '13	$650.4
Total Mortgage Activity Prior Quarter	734.4
Change in Mortgage Activity	(84.0)
Lost Yield due to Reduced Activity	($3.0)

Summary:	
Loan Sale Execution Variance to Fair Value	($5.9)
Reduced Valution/Margin on New Q1 '13 Activity	(6.8)
Reduction in Activity	(3.0)
Reduction in Brokered Loan Fees	(0.8)
Total	**($16.5)**

- Expect increased Q2 '13 origination activity due to the hiring of additional lenders in Q1 '13 and seasonality factors
  - Q2 '13 origination activity expected in range of $800 million to $900 million
  - 35% of Q1 '13 originations were purchase loans, 12% HARP refi, 53% traditional refi
- Expect Q2 '13 mortgage margin in range of 2.40% to 2.70%

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Employee Compensation and Benefits

($ in thousands)

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013
Salaries Expense	$34,213	$32,634	$32,463	$32,927	$31,197
Benefits Expense	9,165	8,523	7,444	7,239	9,534
Bonus and Incentive Expense	8,994	10,465	13,537	17,341	11,795
Deferred Equity Comp Expense	1,664	1,945	1,421	1,329	1,360
Other Personnel Expense	934	919	1,329	1,647	1,743
Deferred Direct Orig Exp	(7,589)	(8,001)	(10,558)	(10,960)	(13,193)
Total Personnel	**$47,381**	**$46,485**	**$45,636**	**$49,523**	**$42,436**

Bonus Expense	$709	$647	$741	$2,332	$1,336
Commission Expense	6,135	6,595	8,881	10,199	7,158
Incentive Expense	1,971	2,998	3,712	4,774	3,032
Awards	179	225	203	36	269
Total Bonus and Incentive Expense	**$8,994**	**$10,465**	**$13,537**	**$17,341**	**$11,795**

Multifamily Group	$478	$760	$396	$1,207	$494
Home Loan Division	5,263	5,479	8,097	8,512	6,374
All Other Departments	394	356	388	480	290
Total Commission Expense	**$6,135**	**$6,595**	**$8,881**	**$10,199**	**$7,158**

Increase in Benefits Expense primarily related to payroll tax increase

Reflects adjustment of standard deferred costs principally for resi mortgage loans

Expected decline due to impact of TARP exit in Q4 '12

Commercial and retail performance based incentive plan decrease in accrual for Q1

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(in millions) 3/31/2012 6/30/2012 9/30/2012 12/31/2012 3/31/2013 LTM Ending balance $6,013 $6,084 $6,142 $6,253 $6,477 $6,477 $ Growth: Total, net 71 58 111 224 464 Purchased 49 44 27 3 123 Acquired/(divested), net - - (41) 103 62 Sold (50) (2) (10) (7) (69) Organic, net 72 16 135 125 348 % Growth (annualized): Total, net 4.7% 3.8% 7.2% 14.3% 7.7% Purchased 3.3% 2.9% 1.8% 0.2% 2.0% Acquired/(divested), net 0.0% 0.0% -2.7% 6.6% 1.0% Sold -3.3% -0.1% -0.7% -0.5% -1.1% Organic, net 4.8% 1.1% 8.8% 8.0% 5.8% Quarterly Loan Growth Summary  Total portfolio loan balances increased $464 million, or 8% year-over-year  Organic loan growth supplemented with bank acquisition and select bulk purchases  For last 12 months, organic production produced 6% growth, 8% annualized for Q1 ‘13  Selected purchases of residential mortgage and prime indirect auto loans  $211.6 million reduction in loans during 12 months due to NPL resolution 6